     As filed with the Securities and Exchange Commission on May 21, 1996.

                                                    Registration No. 33-________

- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------

                       RICK'S CABARET INTERNATIONAL, INC.
               (Exact name of issuer as specified in its charter)

        Texas                                                    76-0037324
(State of incorporation                                       (I.R.S. Employer
   or organization)                                          Identification No.)

                    3113 Bering Drive, Houston, Texas 77057
                    (Address of principal executive offices)

              50,000 CONSULTANT'S SHARES TO BE ISSUED PURSUANT TO
                      CONSULTING AGREEMENT BY AND BETWEEN
                     RICK'S CABARET INTERNATIONAL, INC. AND
                   SUMMIT MARKETING & PUBLIC RELATIONS, INC.
                            (Full title of the plan)

                                ---------------

                               Robert L. Watters
                                   President
                       Rick's Cabaret International, Inc.
                               3113 Bering Drive
                              Houston, Texas 77057
                                 (713) 785-0444
 (Name, address and telephone number, including area code, of agent for service)

                                ---------------

                                    Copy to:
                               Robert D. Axelrod
                           Axelrod, Smith & Kirshbaum
                         5300 Memorial Drive, Suite 700
                              Houston, Texas 77007

                                ---------------

                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------
                                             Proposed             Proposed
       Title of                               maximum              maximum
      securities            Amount           offering             aggregate            Amount of
        to be               to be             price               offering           registration
      registered          registered       per share(*)           price(*)               fee
      ----------          ----------       ------------          -----------         ------------
    Common stock,       50,000 shares          $5.00              $250,000              $87.00
    par value $.01
- ------------------------------------------------------------------------------------------------------

* Estimated pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

PROSPECTUS

ITEM 1.  PLAN INFORMATION.

         (a)     General Plan Information.

         The 50,000 shares (the "50,000 Consultant's Shares") of common stock, par value $.01 per share (the "Common Stock"), of Rick's Cabaret International, Inc. (the "Company") being registered pursuant to the Registration Statement on Form S-8 are shares to be issued to Summit Marketing & Public Relations, Inc. (the "Consultant") pursuant to the terms of a consulting agreement (the "Consulting Agreement") dated as of May 1, 1996, by and between the Consultant and the Company. The registrant whose securities are being offered is Rick's Cabaret International, Inc. The 50,000 Consultant's Shares will be issued subsequent to the effective date of the Registration Statement on Form S-8 (the "Registration Statement") covering the 50,000 Consultant's Shares of which this Prospectus forms a part. A copy of the Consulting Agreement is annexed as
Exhibit 4 to the Registration Statement on Form S-8.

         Under the terms of the Consulting Agreement dated May 1, 1996, the Company is engaging on a full-time basis the Consultant, for a period of six
(6) months commencing upon the execution of the Consulting Agreement, to provide to the Company consulting services with respect to financial and public relations and stockholder relations. The Consulting Agreement will terminate on November 1, unless earlier terminated, at the option of the Company, due to the short-term disability of the principals of the Consultant.

         As partial consideration for the Consultant performing the consulting services described in the Consulting Agreement, the Company shall issue to the Consultant 50,000 shares of its Common Stock. Of the 50,000 Consultant's Shares, 16,667 shares shall be issued to the Consultant immediately upon the effective date of the Registration Agreement ("Effective Date"), and the remaining 33,333 shares shall be issued by the Company to the Consultant as follows:

         Number of Shares              Date to be Issued to the Consultant
         ----------------              -----------------------------------
         16,667                        30 days from the Effective Date
         16,666                        60 days from the Effective Date

         Pursuant to the Consulting Agreement, the Company agreed to file with the Securities and Exchange Commission a registration statement on Form S-8 covering the 50,000 Consultant's Shares and to pay all expenses incurred in connection with filing of such registration statement.

         As additional consideration for providing the consulting services described in the Consulting Agreement, the Company has granted to the Consultant 200,000 warrants to purchase 200,000 shares of Common Stock of the Company at $4.50 per share for a term of six (6) months commencing on May 1, 1996, exercisable (i) 100,000 shares at any time during the six month period, and (ii) an additional 100,000 shares if the Company's Common Stock closes at a bid price of $5.50 per share for five consecutive days. Further, the Company has granted to the Consultant 200,000 additional warrants to purchase 200,000 shares of Common Stock of the Company at $4.50 per share for a twelve (12) month period commencing on May 1, 1996, exercisable (i) 100,000 shares only if the Company's shares of Common Stock close at a bid price of $6.50 per share for five consecutive days and (ii) an additional 100,000 shares only if the Company's shares of Common Stock close at a bid price of $8.00 per share for five consecutive days.

         The shares of Common Stock issuable upon exercise of the warrants have certain piggyback registration rights.

         The Consulting Agreement also contains a non-competition provision which provides that the Consultant will not, absent the prior written consent of the Company, in any manner, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be employed or connected in any manner with any company or firm which competes, or would compete, with the Company.

         The Consulting Agreement and the securities to be issued pursuant thereto are not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         The address and telephone number, including area code, to obtain additional information regarding the information discussed herein is Rick's Cabaret International, Inc., 3113 Bering Drive, Houston, Texas 77057,
Attention: Robert L. Watters; (713) 785-0444.

         (b)     Securities Offered.

         The title of the Plan is the 50,000 Consultant's Shares to be Issued Pursuant to the Consulting Agreement dated May 1, 1996, by and between the Company and the Consultant. The total amount of securities being offered pursuant to such Plan is 50,000 shares of Common Stock.

         (c)     Employees who may Participate in the Plan.

         The Plan covers the 50,000 Consultant's Shares. Only the Consultant will be issued such shares. The Consultant is receiving such shares based upon the services outlined in the Consulting Agreement to be performed for the Company by the Consultant.

         (d) Purchase of Securities Pursuant to the Plan and Payment for Securities Offered.

         The Consultant will be receiving, for its services to be rendered, the 50,000 Consultant's Shares in accordance with the terms of the Consulting Agreement as described above. The shares are being issued to the Consultant for the consulting services the Consultant will provide to the Company. The Board of Directors of the Company determined the value of the services to be provided to the Company by the Consultant.

         (e)     Resale Restrictions.

         Following the issuance to the Consultant of the 50,000 Consultant's Shares as described herein, there will be no restrictions imposed under the Consulting Agreement upon resale by the Consultant of the 50,000 Consultant's Shares, provided such shares of Common Stock have been registered and are then covered by an effective Registration Statement.

         (f)     Tax Effects of Plan Participation.

         Upon the issuance of the 50,000 Consultant's Shares, the Consultant will recognize ordinary income (treated as compensation income) equal to the fair market value of the Common Stock at the time of issuance. The Company will be entitled to a tax deduction in the same amount and at the same time as the Consultant realizes such income. Upon the sale of such shares, the Consultant will recognize capital gain or loss measured by the difference between the amount realized on the sale and the fair market value of the Common Stock at the time of issuance. Such capital gain or loss will be short-term or long-term, depending upon the length of time the shares were held by the Consultant.

         (g)     Investment of Funds.

         Not applicable.

         (h)     Withdrawal from the Plan; Assignment of Interest.

         The 50,000 Consultant's Shares may be transferred, assigned, pledged, or hypothecated by the Consultant.

         (i)     Forfeitures and Penalties.

         Not applicable.

         (j)     Charges and Deductions, and Liens Therefor.

         Not applicable.


ITEM 2.  REGISTRANT INFORMATION.

         The Company will promptly furnish, without charge, a copy of any documents filed by the Company with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Company's then annual report to stockholders, upon the written or oral request of the person receiving this document which documents are incorporated by reference into this document. Such requests should be addressed to Robert L. Watters, President, Rick's Cabaret International, Inc., 3113 Bering Drive, Houston, Texas 77057 (telephone (713) 785-0444).

Dated:   May 21, 1996.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by Rick's Cabaret International, Inc. (the "Company"), are incorporated herein by reference and made a part hereof:
(a) the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995; (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 1995; and (c) the Company's Registration Statement on Form SB-2, as amended (Registration Statement No. 33-88372, dated October 11, 1995).

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The Company's Common Stock is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Articles of Incorporation of the Company ("Articles") provide for indemnification of Directors and Officers in accordance with the Texas Business Corporation Act. Article Eight of the Articles provides as follows:

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or for which the person is found liable to the Corporation, (iii) under Article 2.41 of the Texas Business Corporation Act, or
(iv) for any transaction from which the director derived an improper personal benefit, whether or not the benefit resulted from an action taken in the person's official capacity.

         Article Nine of the Articles provides as follows:

         Section 9.1 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 9.2 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         Section 9.3 To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 9.1 and 9.2., or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 9.4 Any indemnification under Sections 9.1 and 9.2 of this Article Nine (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 9.1 and 9.2. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders in a vote that excludes the shares held by directors who are parties to such action, suit or proceeding.

         Section 9.5 Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent of his good faith belief that he has met the standard of conduct necessary for indemnification under Sections 9.1 and 9.2 and a written undertaking to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article Nine.

         Section 9.6 The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Article Nine shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to acting in another capacity while holding such office.

         Section 9.7 The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Nine.

         Section 9.8 For the purpose of this Article Nine, references to "the Corporation" shall include, in addition to the resulting Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Nine with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         Section 9.9 For purposes of this Article Nine, referenced to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article Nine.

         Section 9.10 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Nine shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 9.11 The provisions of this Article Nine: (i) are for the benefit of, and may be enforced by, each person entitled to indemnification hereunder, the same as if set forth in their entirety in a written instrument duly executed and delivered by the Corporation and such person; and (ii) constitute a continuing offer to all present and future persons entitled to indemnification hereunder. The Corporation, by its filing of these Articles of
Incorporation: (a) acknowledges and agrees that each person entitled to indemnification hereunder has relied upon and will continue to rely upon the provisions of this Article Nine in accepting and serving in any of the capacities entitling such person to indemnification hereunder; (b) waives reliance upon, and all notices of acceptance of, such provisions by such persons; and (c) acknowledges and agrees that no present or future person entitled to indemnification hereunder shall be prejudiced in such person's right to enforce the provisions of this Article Nine in accordance with their terms by any act or failure to act on the part of the Corporation.

         Section 9.12 No amendment, modification, or repeal of this Article Nine or any provision hereof shall in any manner terminate, reduce, or impair the right of any past, present or future person entitled to indemnification hereunder to be indemnified by the Corporation, nor the obligation of the Corporation to indemnify any such person, under and in accordance with the provisions of this Article Nine as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.

         The foregoing discussion of the Company's Articles and of the Texas Business Corporation Act is not intended to be exhaustive and is qualified in its entirety by such Articles and statutes, respectively.

         The Underwriting Agreement provides for indemnification of the Company and the Underwriters and their respective officers, directors and controlling persons within the meaning of the Act against certain liabilities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The following is a list of exhibits filed as part of the Registration
Statement:

         Exhibit Number      Description of Exhibit
         --------------      ----------------------
             4               Consulting Agreement by and between Rick's Cabaret
                             International, Inc. and Summit Marketing & Public
                             Relations, Inc.

             5               Opinion of Axelrod, Smith & Kirshbaum

             23(i)           Consent of Jackson & Rhodes

             23(ii)          Consent of Axelrod, Smith & Kirshbaum

ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         A.      (1)      To file during any period in which offers or sales
are being made, a post-effective amendment to this Registration Statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a) (i) and
         (a) (ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, that the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 14, 1996.


                                        RICK'S CABARET INTERNATIONAL, INC.


                                        By:  /s/ Robert L. Watters
                                             ----------------------------------
                                             Robert L. Watters, Chairman of the
                                             Board and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                                           Title                            Date
- ---------                                           -----                            ----

 /s/ Robert L. Watters                     Chairman of the Board,                 May 14, 1996
- -------------------------------            Chief Executive Officer, and
     Robert L. Watters                     Director (Principal Executive
                                           Officer)



 /s/ Erich Norton White                    Director and Executive                 May 14, 1996
- ------------------------------             Vice President
     Erich Norton White

 /s/ Scott C. Mitchell                     Director                               May 15, 1996
- ------------------------------
     Scott C. Mitchell

                                           Director                               May ___, 1996
- ------------------------------
     Martin Sage


 /s/ Gary White                            Chief Financial Officer,               May 14, 1996
- ------------------------------             (Principal Financial Officer
     Gary White                            and Principal Accounting Officer)


                               INDEX TO EXHIBITS


      4 Consulting Agreement by and between Rick's Cabaret International, Inc. and Summit Marketing & Public Relations, Inc.

      5                            Opinion of Axelrod, Smith & Kirshbaum

      23(i)                        Consent of Jackson & Rhodes

      23(ii)                       Consent of Axelrod, Smith & Kirshbaum